Exhibit 99.1

Contact: Craig Streem

812-468-5752

Springleaf Holdings, Inc. Announces Third Quarter 2013 Results

EVANSVILLE, IN – (BUSINESS WIRE) – November 12, 2013 – Springleaf Holdings, Inc. (NYSE:LEAF), a leading consumer finance company, today reported a net loss for the third quarter ended September 30, 2013 of $91 million, or $0.91 per diluted share (based on the pre-initial public offering share count of 100 million shares), versus a net loss of $45 million, or $0.45 per diluted share for the third quarter ended September 30, 2012.  The loss in the current quarter included $166 million (pre-tax) of one-time charges related to the early retirement of debt and to non-cash compensation expenses associated with the company’s initial public offering.  Core Net Income (a non-GAAP measure) for the third quarter was $48 million, versus $21 million in the prior year quarter, and Core Earnings Per Diluted Share (a non-GAAP measure) was $0.48 for the third quarter versus $0.21 in the prior year quarter.

Third Quarter Highlights

•                 Branch consumer net finance receivables reached $3.0 billion as of September 30, 2013, an increase of $480.9 million, or 19%, from September 30, 2012, and up 6% from June 30, 2013.

•                 Receivables per branch were $3.6 million as of September 30, 2013, up 18% from September 30, 2012, and 6% from June 30, 2013.

•                 Branch consumer finance portfolio yield in the quarter was 25.92%, an increase of 171 basis points from the prior year quarter and 35 basis points from the prior quarter.

•                 Overall weighted average cost of funds (historical basis) in the quarter was 5.32%, a 69 basis point improvement from the prior year quarter and 14 basis points from the prior quarter, as the company enhanced its funding profile and debt maturities.

•                 Acquired the London, KY personal loan servicing center and on-boarded servicing for approx. 400,000 SpringCastle portfolio accounts.

Jay Levine, president and CEO of Springleaf said, “Springleaf’s core consumer operations generated solid profits in the quarter, driven by strong organic growth in branch consumer receivables and expansion in risk adjusted yield, both reflecting the strength of the Springleaf franchise.  The SpringCastle portfolio, which we purchased earlier in the year from HSBC, added to our earnings in the quarter, and in September we successfully on-boarded the servicing of over 400,000 loans in the SpringCastle portfolio, which will add a meaningful level of fee-based revenue going forward.”

Levine added, “We continue to place great emphasis on our funding profile, and we’re very pleased with the successful execution on recent capital markets activity, which has driven our funding costs lower.  We believe Springleaf is well-positioned to continue to achieve profitable growth in our consumer finance business and to take advantage of portfolio acquisition opportunities over time, both of which we expect will drive long-term value for our shareholders.”

Core Operating Results: (Reported on a historical accounting basis, which is a non-GAAP measure.  Refer to the reconciliation of non-GAAP to comparable GAAP measures, below.)

Branch Operations

Consumer and Insurance pre-tax income of $42 million in the quarter was up $5 million, or 14%, from the prior year quarter, but down from $78 million from the prior quarter, primarily from a gain on sale of charged off accounts in June 2013.

Net finance receivables reached $3.0 billion at September 30, 2013, an increase of 19% from September 30, 2012 and 6% from June 30, 2013, driven by the company’s heightened focus on increasing personal loan originations through its branch network.

Net interest income for the quarter of $150 million increased 32% from the prior year quarter, driven by 18% growth in average net finance receivables and yield expansion of 171 basis points to 25.92% in the current quarter.  Net interest income increased 12% as compared to the prior quarter.  Yield benefited from the change in the state-by-state mix of loan originations, in addition to greater focus on risk-based pricing.

Other revenue, including investment income earned by our insurance companies, was $47 million, up 11% from the prior year quarter, due to increased origination volumes.  Other revenue was down modestly from the prior quarter principally due to a decline in investment income as a result of dividends paid to the parent company.

Operating expenses were $100 million in the quarter, up $14 million, or 16%, from the prior year quarter, reflecting a $14.5 million reversal of legal accruals in the prior year’s quarter as the company achieved a favorable resolution of a long-standing legal action.  Segment operating expenses were up modestly from the prior quarter.

The delinquency ratio was 2.32% at September 30, 2013, a decrease of 43 basis points from September 30, 2012, and an increase of 40 basis points from June 30, 2013.  The annualized net charge-off ratio was 4.03% in the quarter, an increase of 115 basis points from the prior year quarter and 86 basis points from the prior quarter.  The net charge-off ratio in the quarter was adversely affected by lower recoveries as the company sold a significant portion of previously charged-off accounts in June 2013.

Acquisitions and Servicing (Results reflect the acquisition of the $3.9 billion SpringCastle portfolio in April 2013, and the initiation of servicing activities in September 2013.)

After elimination of earnings attributable to the non-controlling interests, our portion of the SpringCastle portfolio and related servicing contributed $28 million to our consolidated pretax income in the quarter.

Our Acquisitions and Servicing segment generated pre-tax income of $58 million in the quarter, with net interest income of $141 million driven by average receivables of $2.7 billion and yield of 23.78%.  Actual net finance receivables at September 30, 2013 were also $2.7 billion, down from $2.8 billion at June 30, 2013.  Unpaid principal balance of the portfolio was $3.5 billion at September 30, 2013 versus $3.6 billion at June 30 2013.

The delinquency ratio for the SpringCastle portfolio was 7.45% at September 30, 2013 while the annualized net charge-off ratio was 8.59% for the quarter.

Legacy Real Estate and Other Non-Core

The Legacy Real Estate and Other Non-Core activities generated a pretax loss of $179 million in the quarter.  Of the $179 million, $44 million was attributable to the legacy real estate portfolio and $135 million to the other non-core portfolio, which includes $131 million of non-cash compensation expenses associated with our IPO.

Net finance receivables in the Legacy Real Estate portfolio were $9.6 billion at September 30, 2013, a reduction of $1.2 billion from September 30, 2012 and $307 million from June 30, 2013, reflecting continued liquidation of the portfolio.

The delinquency ratio of the Legacy Real Estate Portfolio was 7.74% at September 30, 2013, an increase of 9 basis points from September 30, 2012, and up 27 basis points from June 30, 2013, while the loss ratio of 2.07% in the quarter improved 29 basis points from the prior year quarter and 26 basis points from the prior quarter.

Net finance receivables in the Other Non-Core component were $198 million at September 30, 2013, a reduction of $207 million from $405 million at September 30, 2012 and a reduction of $46 million from June 30, 2013.

Total other revenues for the Legacy Real Estate Portfolio declined by $13 million from the prior year quarter with favorable variances in write-downs and gain (loss) on sales of real estate owned more than offset by a higher net loss on debt repurchase/repayment activity.

Segment operating expenses of $22 million for the Legacy Real Estate Portfolio were essentially unchanged from the prior year quarter and the prior quarter.

Liquidity and Capital Resources

As of September 30, 2013, the company had $1.2 billion of cash and cash equivalents, in addition to $650 million available undrawn revolving loan capacity.  The company had total outstanding debt of $14.0 billion at September 30, 2013, in a variety of debt instruments principally including $5.2 billion unsecured debt, $4.0 billion in mortgage securitizations,  $3.6 billion in consumer loan securitizations and $1.3 billion of secured term loan.

Conference Call Information

Springleaf management will host a conference call and webcast to discuss the third quarter results and other general matters at 10:00 am Eastern on Tuesday, November 12, 2013.  Both the call and webcast are open to the general public.

An investor presentation will be available by visiting the Investor Relations page of Springleaf’s website at http://investor.springleaffinancial.com on Tuesday, November 12, 2013, prior to the start of the conference call.

The dial-in number for the call is 877-330-3668 (domestic) or 678-304-6859 (international), and the conference ID for either is 91078837.  The call can also be accessed via a live audio webcast available on Springleaf’s website at http://investor.springleaffinancial.com.  A replay of the call will be available approximately two hours after the end of the call through November 26, 2013, and can be accessed through our website or by dialing 800-585-8367 (domestic) or 404-537-3406 (international), using conference ID 91078837.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws.  Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Statements preceded by, followed by or that otherwise include the words “anticipate,”

“appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements.  These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect.  Specific factors that may impact performance or other predictions of future actions include, but are not limited to: changes in general economic conditions, including the interest rate environment and the financial markets; levels of unemployment and personal bankruptcies; shifts in residential real estate values; shifts in collateral values, delinquencies, or credit losses;  natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods; war, acts of terrorism, riots, civil disruption, pandemics, or other events disrupting business or commerce;  our ability to successfully realize the benefits of the SpringCastle Portfolio; the effectiveness of our credit risk scoring models; changes in our ability to attract and retain employees or key executives; changes in the competitive environment in which we operate; changes in federal, state and local laws, regulations, or regulatory policies and practices; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; the costs and effects of any litigation or governmental inquiries or investigations; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to generate sufficient cash to service all of our indebtedness; the potential for downgrade of our debt by rating agencies; and other risks described in the “Risk Factors” section of the company’s final prospectus filed with the SEC on October 17, 2013. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made.  We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.  You should not rely on forward looking statements as the sole basis upon which to make any investment decision.

About Springleaf Holdings, Inc.

Springleaf is a leading consumer finance company providing responsible loan products to customers through its nationwide branch network and through iLoan, its internet lending division. The company has a nearly 100-year track record of high quality origination, underwriting and servicing of personal loans, primarily to nonprime consumers. The company operates one of the largest consumer finance branch networks in the United States, serving its customers through 834 branches in 26 states. For more information, visit www.springleaffinancial.com/about-us.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
(dollars in thousands	Ended	Ended	Ended	Ended
except earnings (loss)	September 30,	September 30,	September 30,	September 30,
per share)	2013	2012	2013	2012

Interest income:
Finance charges	$585,300	$423,622	$1,578,934	$1,285,541
Finance receivables held for sale originated as held for investment	-	346	-	2,740
Total interest income	585,300	423,968	1,578,934	1,288,281

Interest expense	228,439	268,847	697,365	829,120

Net interest income	356,861	155,121	881,569	459,161

Provision for finance receivable losses	158,785	90,855	341,723	227,794

Net interest income after provision for finance receivable losses	198,076	64,266	539,846	231,367

Other revenues:
Insurance	38,277	31,719	107,144	93,042
Investment	6,756	7,377	27,687	25,544
Net loss on repurchases and repayments of debt	(34,503)	(10,670)	(34,558)	(12,163)
Other	1,603	(2,709)	6,986	(32,814)
Total other revenues	12,133	25,717	107,259	73,609

Other expenses:
Operating expenses:
Salaries and benefits	214,552	78,122	371,842	241,114
Other operating expenses	69,595	65,491	191,574	208,326
Restructuring expenses	-	-	-	23,503
Insurance losses and loss adjustment expenses	16,550	15,152	47,650	42,302
Total other expenses	300,697	158,765	611,066	515,245

Income (loss) before provision for (benefit from) income taxes	(90,488)	(68,782)	36,039	(210,269)

Benefit from income taxes	(29,606)	(23,938)	(1,898)	(72,419)

Net income (loss)	(60,882)	(44,844)	37,937	(137,850)

Less: Net income attributable to non-controlling interests	29,851	-	83,799	-

Net loss attributable to Springleaf Holdings, Inc.	$(90,733)	$(44,844)	$(45,862)	$(137,850)

Share Data:
Weighted average number of shares outstanding:
Basic and diluted	100,000,000	100,000,000	100,000,000	100,000,000
Earnings (loss) per share:
Basic and diluted	$(0.91)	$(0.45)	$(0.46)	$(1.38)

CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
(dollars in thousands)	2013	2012

Assets

Cash and cash equivalents	$1,249,636	$1,554,348
Investment securities	594,471	888,577
Net finance receivables:
Personal loans (includes loans of consolidated VIEs of $1.7 billion in 2013 and $0 in 2012)	3,027,255	2,649,732
SpringCastle Portfolio (includes loans of consolidated VIEs of $2.7 billion in 2013 and $0 in 2012)	2,653,632	-
Real estate loans (includes loans of consolidated VIEs of $5.5 billion in 2013 and $4.1 billion in 2012)	8,212,855	8,955,365
Retail sales finance	117,888	208,357
Net finance receivables	14,011,630	11,813,454
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $89.6 million in 2013 and $14.5 million in 2012)	(281,347)	(180,088)
Net finance receivables, less allowance for finance receivable losses	13,730,283	11,633,366
Restricted cash (includes restricted cash of consolidated VIEs of $415.8 million in 2013 and $109.0 million in 2012)	430,806	157,844
Other assets	422,167	439,380

Total assets	$16,427,363	$14,673,515

Liabilities and Shareholders’ Equity

Long-term debt (includes debt of consolidated VIEs of $7.6 billion in 2013 and $3.1 billion in 2012)	$13,998,961	$12,596,577
Insurance claims and policyholder liabilities	380,155	365,238
Deferred and accrued taxes	178,442	283,762
Other liabilities	275,969	227,811
Total liabilities	14,833,527	13,473,388

Shareholders’ equity:
Common stock	1,000	1,000
Additional paid-in capital	278,704	147,454
Accumulated other comprehensive income	21,145	30,188
Retained earnings	975,623	1,021,485
Springleaf Holdings, Inc. shareholders’ equity	1,276,472	1,200,127
Non-controlling interests	317,364	-
Total shareholders’ equity	1,593,836	1,200,127

Total liabilities and shareholders’ equity	$16,427,363	$14,673,515

CONSUMER KEY METRICS

			At or for the	At or for the
	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2013	2012	2013	2012

Consumer

Net finance receivables			$2,968,211	$2,487,359
Number of accounts			797,406	713,122

Average net receivables	$2,897,354	$2,459,406	$2,705,438	$2,397,583

Yield	25.92%	24.21%	25.65%	23.91%

Gross charge-off ratio (a)	4.29%	4.07%	5.06%	4.28%
Recovery ratio (b)	(0.26)%	(1.19)%	(2.16)%	(1.26)%
Charge-off ratio (a) (b)	4.03%	2.88%	2.90%	3.02%

Delinquency ratio			2.32%	2.75%

Origination volume	$767,097	$592,289	$2,326,961	$1,732,523
Number of accounts	192,225	159,189	563,531	451,517

(a)           The gross charge-off ratio and charge-off ratio for the nine months ended September 30, 2013 reflect $14.5 million of additional charge-offs recorded in March 2013 (on a historical accounting basis) related to our change in charge-off policy for personal loans effective March 31, 2013. Excluding these additional charge-offs, our Consumer gross charge-off ratio would have been 4.34% for the nine months ended September 30, 2013.

(b)          The charge-off ratio for the nine months ended September 30, 2013 reflects $25.4 million of recoveries on charged-off personal loans resulting from a sale of our charged-off finance receivables in June 2013. Excluding these recoveries, our Consumer net charge-off ratio would have been 4.17% for the nine months ended September 30, 2013. Excluding the impacts of the $14.5 million of additional charge-offs and the $25.4 million of recoveries on charged-off personal loans, our Consumer net charge-off ratio would have been 3.44% for the nine months ended September 30, 2013.

RECONCILIATION OF PGAAP AND HISTORICAL NET INCOME / (LOSS) (Non-GAAP)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2013	2012	2013	2012

Income (loss) before provision for (benefit from) income taxes - push- down accounting basis	$(90,488)	$(68,782)	$36,039	$(210,269)
Interest income adjustments	(52,121)	(51,305)	(155,653)	(145,895)
Interest expense adjustments	33,218	58,601	103,405	183,839
Provision for finance receivable losses adjustments	14,130	178,676	21,380	200,699
Repurchases and repayments of long-term debt adjustments	13,731	22,245	(7,585)	33,212
Amortization of other intangible assets	1,228	6,489	3,946	12,044
Other	1,048	(7,709)	3,514	(8,678)
Income (loss) before provision for (benefit from) income taxes - historical accounting basis	$(79,254)	$138,215	$5,046	$64,952

PRE-TAX CORE EARNINGS (Non-GAAP) RECONCILIATION

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2013	2012	2013	2012

Income (loss) before provision for (benefit from) income taxes - historical accounting basis	$(79,254)	$138,215	$5,046	$64,952
Adjustments:
Pretax operating (income) loss - Non-Core Portfolio Operations	44,405	(115,583)	182,165	(25,545)
Pretax operating loss - Other/non-originating legacy operations	134,713	14,258	129,847	23,421
Restructuring expenses - Core Consumer Operations	-	-	-	15,863
(Gain) loss from accelerated repayment/ repurchase of debt - Consumer	2,890	(3,228)	4,390	(5,870)
Pretax operating income attributable to non-controlling interests	(29,851)		(83,799)

Pretax core earnings	72,903	33,662	237,649	72,821
Estimated income taxes	24,641	13,027	84,841	21,992
Post tax core earnings	$48,262	$20,635	$152,808	$50,829